Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 11, 2016 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $19.3 million for the quarter ended December 31, 2015 compared to operating income of $1.0 million on revenue of $19.9 million for the fourth quarter of 2014. For total-year 2015, Ultralife produced operating income of $3.3 million on revenue of $76.4 million compared to an operating loss of $1.4 million on revenue of $66.5 million for 2014.

“Fiscal 2015 was a strong year for Ultralife,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “We achieved our objective of producing profitable revenue growth by increasing revenue 15%, expanding gross margin 140 basis points to 30.5% and turning earnings per share to a positive $0.18 compared to a loss of $0.12 per share last year. Revenue growth was balanced between government/defense and commercial customers and included an increasing contribution from high value proposition new products. In addition, building on the operating leverage we began to realize in 2014, we generated operating income growth of $4.8 million on a $9.9 million increase in revenue, a 48% incremental return, while continuing to invest in new product development.”

Popielec added, “Our performance during the fourth quarter was solid as we ramped up production of new products, began to deliver shipments under the VIPER program and prepared to acquire Accutronics, a transaction we completed in January. We ended the year in a strong position to deliver profitable growth in 2016 through continued maturation of diverse market opportunities, ongoing new product development and disciplined adherence to our business model parameters.”

Fourth Quarter 2015 Financial Results

Revenue was $19.3 million compared to $19.9 million for the fourth quarter of 2014 with nearly all of the $0.7 million reduction due to lower Communications Systems sales. Battery & Energy Products sales were $16.6 million, $0.1 million lower than last year with increased sales to government/defense customers partially offsetting a decline in commercial sales reflecting large stock-in orders to some customers in the prior year. Communications Systems sales declined to $2.6 million from $3.2 million for the same period last year reflecting the fulfillment of a large order in the fourth quarter of 2014.

Gross profit declined to $5.6 million from $6.3 million for the fourth quarter a year ago. As a percentage of revenue, gross profit declined 290 basis points to 28.8% from 31.7% last year, primarily driven by a greater weighting of government/defense sales, costs in our Communications Systems’ segment associated with the ramp-up of some new products to large scale production, and incremental social pension costs related to increased employment levels in our China battery operation. Accordingly, Battery & Energy Products’ gross margin was 27.6% compared to 30.0% last year, a decrease of 240 basis points, and Communications Systems gross margin was 36.4% compared to 40.6% last year, a decrease of 420 basis points.

Operating expenses were $5.0 million compared to $5.3 million for the fourth quarter of 2014, reflecting higher new product development spending, a non-cash charge of $0.15 million to write down the value of a Communications Systems trademark, and expenses related to the acquisition of Accutronics, offset by continued control over discretionary spending. The trademark impairment charge is based on compliance with Generally Accepted Accounting Principles, taking into account time delays in the awarding by government/defense customers in recent years of certain large projects in our Communications Systems pipeline. As a percentage of revenue, operating expenses declined 40 basis points to 26.1% compared to 26.5% a year ago.

Operating income was $0.5 million compared to $1.0 million for the fourth quarter of 2014 reflecting lower gross profit partially offset by lower operating expenses. Operating margin was 2.7% compared to 5.2% for the year-earlier period.

Net income was $0.5 million, or $0.03 per share, compared to net income of $0.9 million, or $0.05 per share, for the fourth quarter of 2014. The after-tax impact of the non-cash trademark impairment charge on fourth quarter EPS was $.01.

Share Repurchase Program

During fiscal 2015, Ultralife repurchased 2,225,437 shares under its current 3.4 million share repurchase program, which will end April 30, 2016. Since the inception of the share repurchase program on May 1, 2014, the Company has repurchased 2,442,191 shares at an average cost of $4.04 per share.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(unaudited)

ASSETS
	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$14,533	$17,866
Trade accounts receivable, net	11,430	11,295
Inventories, net	23,814	26,086
Prepaid expenses and other current assets	2,174	1,603
Total current assets	51,951	56,850
Property, equipment and improvements, net	9,038	9,812
Goodwill, intangibles and other assets	20,582	20,980
Total assets	$81,571	$87,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,494	$6,996
Accrued compensation and related benefits	2,377	1,725
Accrued expenses and other current liabilities	1,987	2,490
Total current liabilities	10,858	11,211
Deferred income taxes and other non-current liabilities	4,653	4,518
Total liabilities	15,511	15,729

Commitments and contingencies

Shareholders' equity:
Common stock	1,918	1,895
Capital in excess of par value	177,007	175,939
Accumulated deficit	(94,051)	(96,920)
Accumulated other comprehensive loss	(863)	(467)
Treasury stock	(17,808)	(8,420)
Total Ultralife equity	66,203	72,027
Noncontrolling interest	(143)	(114)
Total shareholders’ equity	66,060	71,913

Total liabilities and shareholders' equity	$81,571	$87,642

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands except per share amounts)
(unaudited)

	Three month periods ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Battery & energy products	$16,634	$16,772	$65,272	$56,772
Communication systems	2,617	3,176	11,155	9,722
Total revenues	19,251	19,948	$76,427	$66,494

Cost of products sold:
Battery & energy products	12,036	11,745	46,574	41,256
Communication systems	1,665	1,886	6,537	5,888
Total cost of products sold	13,701	13,631	53,111	47,144

Gross profit	5,550	6,317	23,316	19,350

Operating expenses:
Research and development	1,686	1,323	5,603	5,333
Selling, general and administrative	3,196	3,962	14,233	15,460
Intangible asset impairment	150	—	150	—
Total operating expenses	5,032	5,285	19,986	20,793

Operating income (loss)	518	1,032	3,330	(1,443)

Other (expense) income:
Interest income	1	1	3	13
Interest and financing expense	(51)	(65)	(248)	(218)
Miscellaneous	26	(26)	65	(154)
Income (loss) from continuing operations before income taxes	494	942	3,150	(1,802)
Income tax (benefit) provision	(2)	91	310	268

Net income (loss) from continuing operations	496	851	2,840	(2,070)
Income (loss) from discontinued operations, net of tax	—	—	—	(61)
Net income (loss)	496	851	2,840	(2,131)
Net loss attributable to non-controlling interest	6	2	29	15

Net income (loss) attributable to Ultralife	502	853	2,869	(2,116)

Other comprehensive income:
Foreign currency translation adjustments	(113)	(17)	(396)	147
Comprehensive income (loss) attributable to Ultralife	$389	$836	$2,473	$(1,969)

Net income (loss) per share attributable to Ultralife common shareholders – basic:
Continuing operations	$.03	$.05	$.18	$(.12)
Discontinued operations	.00	.00	.00	(.00)
Total	$.03	$.05	$.18	$(.12)
Net income per share attributable to Ultralife common shareholders – diluted:
Continuing operations	$.03	$.05	$.17
Discontinued operations	.00	.00	.00
Total	$.03	$.05	$.17

Weighted average shares outstanding – basic	15,271	17,374	16,182	17,475
Weighted average shares outstanding – diluted	15,757	17,513	16,419